SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) July 22, 1997
                                                    -------------------
                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
                          --------------------
         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
                -------------                 ----------

     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
    ------------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)

Item 5. Other Events

1. Northeast Utilities, The Connecticut Light and Power Company and Western Massachusetts Electric Company -- Second Quarter 1997 Losses

     Set forth below is the text of a press release issued by Northeast Utilities (NU) on July 22, 1997 relating to its second quarter 1997 consolidated financial results:

                     "NU REPORTS SECOND-QUARTER LOSS


         HARTFORD, Connecticut, July 22, 1997 - Northeast Utilities (NU) today reported a second-quarter loss of $64.4 million, or 50 cents a share, compared with earnings of $11.7 million, or 9 cents a share in the second quarter of 1996.

         For the first half of 1997, NU lost $46.9 million, or 36 cents a share, compared with a profit of $77.2 million, or 60 cents a share in the first half of 1996. For the 12 months ended June 30, 1997, NU lost $122.3 million, or 95 cents a share, compared with earnings of $230.9 million, or $1.82 a share for the 12 months ending June 30, 1996.

         Bernard M. Fox, NU chairman and chief executive officer, attributed NU's weak second-quarter performance to the ongoing outages at the Millstone nuclear power station in Waterford, Connecticut. All three units at Millstone Station have been shut down for more than 15 months and will not return to service until the Nuclear Regulatory Commission formally approves a restart.

         Primarily as a result of the Millstone outages, non-fuel operation and maintenance costs increased to about $461 million in the second quarter of 1997 from approximately $390 million in the second quarter of 1996. Fox noted that the second-quarter 1997 loss was worsened by a nearly $30 million net increase in the company's reserve to cover nuclear compliance costs that will actually be incurred in the second half of 1997 and the first half of 1998.

         Also, NU's fuel and purchased power costs were approximately $278 million in the second quarter of 1997, compared with about $200 million in the second quarter of 1996. While the Millstone units were off line during the second quarters of both 1996 and 1997, second-quarter 1996 fuel and purchased power expenses were reduced by a $32 million reserve that was established in the first quarter of 1996.

         Second-quarter 1997 earnings also were hurt by a $6 million increase in the cost of amortizing regulatory assets, a cost primarily related to a rate settlement approved a year ago by Connecticut regulators. Somewhat offsetting that increase were somewhat higher revenues and a $6 million reduction in interest charges, compared to the second quarter of 1996.

         Revenues for the first six months of 1997 were down about $21 million from the same period of 1996, largely because of a mild winter. Retail kilowatt-hour sales were down 2.3 percent for the first half of 1997, compared with the same period of 1996. Retail kilowatt-hour sales were down 0.8 percent in the second quarter of 1997, compared with the same period of 1996.

         NU is New England's largest electric utility system, serving
         1.7 million electric customers in Connecticut, New Hampshire and Massachusetts."


     NU's subsidiary The Connecticut Light and Power Company (CL&P) expects to incur a loss in the range of $70 million to $80 million for the second quarter of 1997. For the calendar year 1997, while all three Millstone units are out of service, CL&P expects to continue operating at a loss.

     Another NU subsidiary, Western Massachusetts Electric Company (WMECO), expects to incur a loss in the range of $15 million to $20 million for the second quarter of 1997. For the calendar year 1997, while all three Millstone units are out of service, WMECO expects to operate on a roughly break even basis.


2.   Preliminary Settlement of Shareholder Derivative Claims

     Set forth below is the text of a press release issued by NU on July 23, 1997 relating to the settlement of certain shareholder derivative claims:


               "NU AGREES TO SETTLE SHAREHOLDER DERIVATIVE LITIGATION

          HARTFORD, Connecticut, July 23, 1997 - Northeast Utilities (NU) today announced that an agreement in principle has been reached to settle seven derivative lawsuits and one demand letter filed by shareholders. Under the agreement, insurers for certain of NU's present and former officers and trustees will pay NU $25 million, less attorneys' fees, and NU has agreed to certain corporate governance enhancements.

          The settlement was agreed to by NU and the officers, trustees and their insurer to avoid the time, expense and distraction of prolonged litigation and is an important component of NU's recovery from difficulties experienced in the last year and a half in its nuclear program.

          The agreement was reached after more than eight months of mediation conducted by retired U.S. District Court Judge Robert C. Zampano and Professor Leonard Orland, of the University of Connecticut School of Law. They endorsed the agreement and will recommend it to the United States District Court for Connecticut for approval.
          That process, which will include a determination of the attorneys fees to be deducted from the $25 million payment to NU, may take several months. The individual plaintiff shareholders who initiated the litigation will receive no payment. All NU shareholders are expected to receive formal notification later this summer.

          The lawsuits and demand letter were filed by shareholders on behalf of the company, and claimed that certain present and former NU trustees and officers had failed to manage the affairs of the company prudently and effectively, citing difficulties in NU's nuclear power program. The settlement is in no way an admission of liability on the part of the defendants.

          This agreement has no impact on several potential class-action lawsuits filed against NU and certain of its officers and trustees by other shareholders claiming a lack of proper disclosure in the company's regulatory filings.

          The settlement recognizes that NU already has taken a number of actions since commencement of the litigation to enhance the structure, membership and function of its Board of Trustees and executive management team, and agrees to a plan for future action as well."





















































                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    NORTHEAST UTILITIES
                                    -------------------
                                        Registrant




Date  July 24, 1997             By /s/John H. Forsgren
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                                   John H. Forsgren
                                   Executive Vice President
                                   and Chief Financial Officer